Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS	MEDIA
Kevin Twomey	Karen Rugen
(717) 731-6540	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID EXPECTS TO CLOSE BROOKS ECKERD ACQUISITION AS EARLY AS JUNE 4

Camp Hill, PA (May 31, 2007) - Rite Aid Corporation (NYSE: RAD) said today that it expects to close its acquisition of the Brooks and Eckerd drugstore chains as early as June 4, 2007, pending final regulatory approval by the Federal Trade Commission (FTC) and satisfaction of customary closing conditions. The acquisition includes approximately 1,850 Brooks and Eckerd stores and six distribution centers, primarily located on the East Coast and in the Mid-Atlantic states.

As previously announced, Rite Aid has reached agreement with the FTC staff to divest 24 stores. The agreement with the staff is subject to approval by the FTC Commissioners, which Rite Aid expects to obtain. While Rite Aid previously announced it expected to close the transaction by June 1, the company said completing the process is taking longer than the company anticipated.

With the acquisition, Rite Aid will be the largest drugstore chain on the East Coast and with more than 5,000 stores achieve scale similar to its major drugstore competitors.

Rite Aid Corporation is one of the nation’s leading drugstore chains with annual revenues of approximately $17.5 billion and more than 3,330 stores in 27 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other stores personnel, the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order, competitive pricing pressures, continued consolidation of the drugstore industry, changes in state or federal legislation or regulations, the outcome of lawsuits and governmental investigations, general economic conditions and inflation, interest rate movements, access to capital and the ability of Rite Aid to consummate the transaction with Jean Coutu Group and realize the benefits of such transaction. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as “may”, “will”, “intend”, “plan”, “project”, “expect”, “anticipate”, “could”, “should”, “would”, “believe”, “estimate”, “contemplate”, and “possible”.

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